                                    EXHIBIT 10(l)

                       SEPARATION AGREEMENT BETWEEN THE COMPANY
                                AND ERVIN F. KAMM, JR.
                                DATED JANUARY 3, 1997

                                                                  CONFORMED COPY
                                                           STRICTLY CONFIDENTIAL


                                 SEPARATION AGREEMENT

         This Separation Agreement ("Agreement") is made and entered into by and between Ervin F. Kamm, Jr. ("Kamm") and Digi International Inc., a Delaware corporation (the "Company"), on the dates set forth below.

         WHEREAS, Kamm has been employed by the Company since October 1994 pursuant to a written Employment Agreement; and

         WHEREAS, the Company and Kamm have agreed that it is in their mutual interests that Kamm resign as a director, officer, and employee of the Company and its subsidiaries and AetherWorks Corporation as of December 31, 1996; and

         WHEREAS, the parties are attempting to conclude their employment relationship amicably, but mutually recognize that any significant employment relationship may give rise to potential claims or liabilities; and

         WHEREAS, Kamm and the Company expressly deny that they may be liable to each other on any basis or that they have engaged in any improper or unlawful conduct or wrongdoing against each other; and

         WHEREAS, Kamm and the Company desire to resolve all issues potentially in dispute between them; and

         WHEREAS, Kamm and the Company have agreed to a full settlement of all issues potentially in dispute between them; and

                                                           STRICTLY CONFIDENTIAL


         WHEREAS, it is one of the purposes of this Agreement to provide for the exchange of consideration between the parties, to provide for the exchange of releases of potential claims between the parties, and to consolidate within one document the parties' obligations to each other,

         NOW, THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Releases referred to below, the parties agree as follows:

         1. RELEASE OF CLAIMS BY KAMM. At the same time Kamm executes this Agreement, he also will execute a Release, in the form attached to this Agreement as Exhibit A, in favor of the Company, its insurers, parent companies, subsidiaries, AetherWorks Corporation, joint venture partners, divisions, committees, directors, officers, employees, agents, predecessors, successors, and assigns (the "Kamm Release"). This Agreement will not be interpreted or construed to limit in any manner the Kamm Release. The existence of any dispute respecting the interpretation of this Agreement will not nullify or otherwise affect the validity or enforceability of the Kamm Release.

         2. RELEASE OF CLAIMS BY THE COMPANY. At the same time the Company executes this Agreement, the Company also will execute a Release, in the form attached to this Agreement as Exhibit B (the "Company Release"), in favor of Kamm and his heirs, representatives, successors, and assigns. The Company Release releases claims by the Company and its subsidiaries against Kamm and his heirs, representatives, successors and assigns. The Company will indemnify Kamm for any liability arising to AetherWorks Corporation for actions or inactions occurring prior to the date hereof. This Agreement will not be interpreted or construed to limit in any manner the Company Release. The existence of

                                                           STRICTLY CONFIDENTIAL


any dispute respecting the interpretation of this Agreement will not nullify or otherwise affect the validity or enforceability of the Company Release.

         3. RESIGNATIONS BY KAMM. At the same time Kamm executes this Agreement, he will also sign two documents, in the form attached to this Agreement as Exhibits C-1 and C-2, respectively, resigning, effective as of December 31, 1996, (i) as a director, an officer, and an employee of the Company, and as a director and/or an officer of any of the Company's subsidiaries and (ii) as a director of AetherWorks Corporation.

         4. PAYMENTS. Provided that (i) Kamm has not rescinded this Agreement or the Kamm Release within the applicable rescission period, (ii) the Company has received written confirmation from Kamm, in the form attached to this Agreement as Exhibit D, dated not earlier than the day after the expiration of the applicable rescission period, that Kamm has not rescinded and will not rescind this Agreement or the Kamm Release, and (iii) Kamm has not breached his obligations pursuant to this Agreement or the Kamm Release, then the Company will make the following payments.

              a. VACATION PAY. The Company will pay Kamm $19,230.77, less all applicable payroll withholding, for his accrued and earned vacation not yet taken as of December 31, 1996, in a lump sum on the first business day following the expiration of the applicable rescission period (the "Payment Date").

              b. SEVERANCE PAY. The Company will pay Kamm $250,000.00, less all applicable payroll withholding, in a lump sum on the Payment Date.

              c. MEDICAL INSURANCE REIMBURSEMENT. The Company will apply $5,385.60 to offset the premiums that Kamm otherwise would be required to pay for the

                                                           STRICTLY CONFIDENTIAL


continuation of his group medical and dental insurance coverages under the terms of paragraph 7 below; provided, however, that if Kamm does not elect such coverages, or discontinues such coverages before the full $5,385.60 is so applied, then the Company will pay the balance of the $5,385.60, less all applicable payroll withholding, to Kamm promptly after the date on which Kamm declines or discontinues such coverages.

         5. STOCK OPTIONS. The Company will accelerate the exercisability of all unvested options to purchase shares of the Company's stock held by Kamm (to wit, 236,900 options), which acceleration will be deemed to have occurred immediately prior to the termination of his employment with the Company as of December 31, 1996. Assuming that Kamm serves as a consultant to the Company through March 31, 1997 as provided in paragraph 6 below, such options must be exercised on or before three months after March 31, 1997, in accordance with the terms of the Company's Stock Option Plan and applicable stock option agreements between Kamm and the Company, at which time all unexercised options held by Kamm will lapse. Kamm understands that he will be solely responsible for the tax consequences of the exercise of his options, and he acknowledges that he is not relying on any representations by the Company regarding such tax consequences.

         6. KAMM'S CONSULTANT RELATIONSHIP WITH THE COMPANY. Kamm will serve as a consultant to the Company during regular business hours for reasonable amounts of time immediately upon the termination of his employment with the Company and until March 31, 1997. Kamm's consultant relationship with the Company cannot be terminated by either party for any reason before March 31, 1997. While he is a consultant to the Company, Kamm will complete in a timely fashion work suitable to his skills and abilities that will be

                                                           STRICTLY CONFIDENTIAL


assigned to him from time to time by the Company's Board of Directors or its Chairman. As a consultant to the Company, Kamm will be an independent contractor and not an employee of the Company. During the time he is a consultant to the Company, the Company will provide Kamm with appropriate secretarial and clerical support and other office services, including the continuation of the direct dial telephone number and voice mail accounts he used during his employment. Kamm will incur no liability to the Company for services he provides as a consultant, provided that he acts in good faith, has no reasonable cause to believe that his conduct was unlawful, and reasonably believes that his conduct is in the best interests of the Company.

         7. INSURANCE CONTINUATION. After January 1, 1997, Kamm will be entitled to continue his group medical, dental, and life insurance coverages under such terms as are made available to similarly situated former employees of the Company, provided that Kamm pays the entire cost of such insurance as provided by law.

         8. SAVINGS AND PROFIT SHARING PLAN. Kamm is a participant in the Company's 401-K Savings and Profit Sharing Plan (the "Plan"). Kamm acknowledges that no further salary reduction contributions will be made to the Plan from his compensation after December 31, 1996, and that he will not be eligible for any matching or profit sharing contributions to the Plan for 1996. Kamm will continue to be a participant in the Plan in accordance with the terms and conditions set forth in the Plan. Kamm will be entitled to begin receiving benefits from his Plan account or to roll-over the amount in his account at the times and under the terms and conditions set forth in the Plan.

                                                           STRICTLY CONFIDENTIAL


         9. EMPLOYEE BENEFITS. Except as expressly provided in this Agreement, Kamm will not be eligible to participate in any of the Company's employee benefit plans after December 31, 1996.

         10.  NON-COMPETITION, CONFIDENTIALITY, AND TRADE SECRETS.

              a. AGREEMENT NOT TO COMPETE. Before January 1, 1998 Kamm will not, unless he receives the prior approval of the Board of Directors of the Company, directly or indirectly engage in any of the following actions:

                   (i) Own an interest in (except as provided below), manage, operate, join, control, lend money or render financial or other assistance to, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant, or otherwise, any entity whose products or services compete directly or indirectly with those of the Company, or any of its subsidiaries or AetherWorks Corporation. However, nothing in this subparagraph 10.a. will preclude Kamm from holding less than one percent of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System, or traded in the over-the-counter market.

                                                           STRICTLY CONFIDENTIAL


                   (ii) Intentionally solicit, endeavor to entice away from the Company, or any of its subsidiaries or AetherWorks Corporation, or otherwise interfere with the relationship of the Company, or any of its subsidiaries or AetherWorks Corporation with, any person who is employed by or otherwise engaged to perform services for the Company, or any of its subsidiaries or AetherWorks Corporation (including, but not limited to, any independent sales representatives or organizations), or any person or entity who is, or was within the then most recent 12-month period, a customer or client of the Company, or any of its subsidiaries or AetherWorks Corporation, whether for Kamm's own account or for the account of any other individual, partnership, firm, corporation, or other business organization.

If the scope of the restrictions in this subparagraph 10.a. are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions will be construed or re-written (i.e., blue-lined) so as to be enforceable to the maximum extent permitted by law, and Kamm hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.

              b. NON-DISCLOSURE OF INFORMATION. After December 31, 1996 Kamm will not, without the written consent of the Company, disclose to any person, other than an employee of the Company, any parent company of the Company, or any of their

                                                           STRICTLY CONFIDENTIAL


subsidiaries or other affiliates, except where such disclosure may be required by law, any material confidential information obtained by him while in the employ of the Company, with respect to any products, technology, know-how or the like, services, customers, methods, or future plans of the Company, or any of its subsidiaries or AetherWorks Corporation, all of which Kamm acknowledges are valuable, special, and unique assets, the disclosure of which Kamm acknowledges may be materially damaging.

              c. REMEDIES. Kamm acknowledges that the Company's remedy at law for any breach or threatened breach by Kamm of subparagraphs 10.a. and 10.b. will be inadequate. Therefore, the Company will be entitled to injunctive and other equitable relief restraining Kamm from violating those provisions, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.

         11. FUTURE EMPLOYMENT. Except for Kamm's relationship with the Company as a consultant as provided for in paragraph 5 above, Kamm will not apply for or seek re-employment at any time in the future with the Company.
Kamm also will not apply for or seek employment at any time in the future with any of the Company's present or future subsidiaries, or AetherWorks Corporation or any of its present or future subsidiaries (so long as AetherWorks Corporation remains an affiliate of the Company); provided, however, that this sentence shall not prohibit Kamm's continued employment by any entity that becomes a subsidiary of the Company or AetherWorks.

         12. RECORDS, DOCUMENTS, AND PROPERTY. On or before December 31, 1996, or as soon as possible thereafter, Kamm will return to the Company all records,

                                                           STRICTLY CONFIDENTIAL


correspondence, documents, financial data, plans, computer disks, computer tapes, keys, credit cards, and other tangible property in his possession belonging to the Company.

         13.  MUTUAL CONFIDENTIALITY.

              a. GENERAL STANDARD. It is the intent of the parties that the terms of Kamm's separation from the Company, including the provisions of this Agreement, the Kamm Release, and Company Release (collectively "Confidential Separation Information"), will be forever treated as confidential. Accordingly, Kamm and the Company will not disclose Confidential Separation Information to anyone at any time, except as provided in subparagraph 13.b.

              b.   EXCEPTIONS.

                   (i) It will not be a violation of this Agreement for the parties to disclose Confidential Separation Information to the Company's directors and stockholders or in public filings in the form of proxy statements or other reports required by securities laws or to governmental agencies as required by law, including, but not limited to, the Securities and Exchange Commission and any federal or state tax authority.

                   (ii) It will not be a violation of this Agreement for Kamm to disclose Confidential Separation Information to his immediate family, his attorneys, his accountants or tax advisors, or any federal or state tax authority, or as may be required by law.

                                                           STRICTLY CONFIDENTIAL


                   (iii) It will not be a violation of this Agreement for Kamm to disclose to employers and/or prospective employers that he is constrained from certain activities as a result of the terms of paragraph 10 above.

                   (iv) It will not be a violation of this Agreement for the Company to disclose Confidential Separation Information to its auditors, its attorneys, and its employees and agents who have a legitimate reason to obtain the Confidential Separation Information in the course of performing their duties or responsibilities for the Company, or as may be required by law.

                   (v) It will not be a violation of this Agreement for the Company to release a media statement in the form attached to this Agreement as Exhibit E.

                   (vi) If Kamm or a director or senior executive officer of the Company is asked by any person about any matters related to the termination of Kamm's employment, it will not be a violation of this Agreement to say in response only that "all matters relating to Kamm's separation from the Company were amicably and satisfactorily resolved" and/or that Kamm and the Company have "agreed not to discuss Kamm's separation from the Company."

         14. NON-DISPARAGEMENT. Kamm will not disparage, defame, or besmirch the reputation, character, image, products, or services of the Company, or the reputation or

                                                           STRICTLY CONFIDENTIAL


character of its directors, officers, employees, or agents. The Company will not disparage, defame, or besmirch the reputation, character, or image of Kamm.

         15. CLAIMS INVOLVING THE COMPANY. Kamm will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company, any of its subsidiaries or AetherWorks Corporation, or any of its or their directors, officers, employees, or agents, nor will Kamm voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company, any of its subsidiaries or AetherWorks Corporation, or any of its or their directors, officers, employees, or agents; provided, however, that this paragraph will not be interpreted or construed to prevent Kamm from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal process, during any legal proceedings involving the Company, any of its subsidiaries or AetherWorks Corporation, or any of its or their directors, officers, employees, or agents.

         16. KAMM'S CONTINUED AVAILABILITY. Kamm will make himself reasonably available upon request to confer with the Company's senior executive officers, directors, and lawyers at mutually convenient times during regular business hours for reasonable amounts of time regarding the Company's significant business matters and legal affairs. The Company will reimburse Kamm for any actual out-of-pocket expenses that he incurs when conferring with the Company's senior executive officers, directors, and lawyers, but will not make any other payments to him for so conferring unless the time spent conferring exceeds 20 hours per year. If Kamm spends more than 20 hours per year

                                                           STRICTLY CONFIDENTIAL


conferring with the Company's senior executive officers, directors, and lawyers, the Company will reasonably compensate Kamm for the time spent in excess of 20 hours.

         17. INDEMNIFICATION. Notwithstanding Kamm's separation from the Company, with respect to events that occurred during his tenure as a director, an officer, or an employee of the Company, Kamm will be entitled, as a former director, officer, and employee of the Company, to the same rights as are afforded to senior executive officers of the Company now or in the future, to indemnification and advancement of expenses provided in the charter documents of the Company, under applicable law, and under the Company's indemnification agreement with Kamm dated November 30, 1994 (the "Indemnification Agreement"), and to coverage and a legal defense under any applicable general liability and/or directors' and officers' liability insurance policies maintained by the Company.

         18. KAMM REPRESENTATION. Kamm represents that, during the entire period that he was a director, an officer, and an employee of the Company, he acted in good faith, had no reasonable cause to believe that his conduct was unlawful, and reasonably believed that his conduct was in the best interests of the Company. The parties intend that the terms used in this paragraph will have the same meaning as the same terms used in Section 145 of the Delaware General Corporation Law.

         19. COMPANY REPRESENTATION. The Company represents that, at the time it executes this Agreement, the members of its Board of Directors are not aware of the existence of any facts upon which any claim or cause of action could be asserted against Kamm.

         20. TIME TO CONSIDER AGREEMENT. Kamm understands that he may take at least 21 calendar days to decide whether to sign this Agreement and the Kamm Release,

                                                           STRICTLY CONFIDENTIAL


which 21-day period will commence on the date on which Kamm first receives copies of this Agreement and the Kamm Release for review. Kamm represents that if he signs this Agreement and the Kamm Release before the expiration of the 21-day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement and the Kamm Release.

         21. RIGHT TO RESCIND OR REVOKE. Kamm understands that he has the right to rescind or revoke this Agreement and the Kamm Release for any reason within 15 calendar days after he signs them. Kamm understands that this Agreement and the Kamm Release will not become effective or enforceable unless and until he has not rescinded this Agreement and the Kamm Release and the applicable rescission period has expired. Kamm understands that if he wishes to rescind, the rescission must be in writing and hand-delivered or mailed to the Company. If hand-delivered, the rescission must be: (a) addressed to John P. Schinas, Chairman of the Board, Digi International Inc., 11011 Bren Road East, Minnetonka, MN 55343 and (b) delivered to Mr. Schinas within the 15-day period. If mailed, the rescission must be: (a) postmarked within the 15-day period; (b) addressed to John P. Schinas, Chairman of the Board, Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343 and (c) sent by certified mail, return receipt requested. Whether hand-delivered or mailed, Kamm will, in addition, simultaneously provide copies of his rescission to the Company's Director of Human Resources at the address of the Company listed in this paragraph and to Faegre & Benson, 2200 Norwest Center, 90 South Seventh Street, Minneapolis, MN 55402-3901, Attention: James E. Nicholson.

                                                           STRICTLY CONFIDENTIAL


         22. KAMM'S DUTY TO INFORM COMPANY OF DECISION TO REVOKE. If Kamm decides to rescind or revoke this Agreement and the Kamm Release by mail, as provided for in paragraph 21 above, he will so inform John P. Schinas, Chairman of the Board, of his decision by telephone before 5:00 p.m. on the 15th day of the rescission period.

         23. FULL COMPENSATION. Kamm understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate Kamm for and extinguish any and all of the claims Kamm is releasing in the Kamm Release, including, but not limited to, his claims for attorneys' fees, costs, and disbursements, and any and all claims for any type of equitable or legal relief.

         24. NO ADMISSION OF WRONGDOING. Kamm understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, or that the Company has engaged in any improper or unlawful conduct or wrongdoing against Kamm. Kamm will not characterize this Agreement or the payment of any money or the giving of other consideration in accordance with this Agreement as an admission that the Company has engaged in any improper or unlawful conduct or wrongdoing against him.

         25. AUTHORITY. Kamm represents that he has the authority to enter into this Agreement and the Kamm Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Kamm Release have been assigned to any person or entity not a party to this Agreement.

         26. REPRESENTATION. Kamm acknowledges that he has had a full opportunity to consult with his own attorneys in this matter, that he has had a full opportunity

                                                           STRICTLY CONFIDENTIAL


to consider this Agreement and the Kamm Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement and the Kamm Release, or the settlement of his claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Kamm Release, the Company Release, the Plan, and the Indemnification Agreement.

         27. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns, but will not be assignable by either party without the prior written consent of the other party.

         28. INVALIDITY. In the event that any provision of this Agreement or the Kamm Release or the Company Release is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement or the Kamm Release or the Company Release, and the remaining provisions of this Agreement and the Kamm Release and the Company Release will continue to be valid and enforceable, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid and enforceable.

         29. ENTIRE AGREEMENT. Before executing this Agreement, the parties had several discussions, including negotiations, and generated certain documents, in which the parties discussed the matters that are the subject of this Agreement and the Kamm Release and the Company Release. In such discussions and documents, the parties may have

                                                           STRICTLY CONFIDENTIAL


expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecast future events. The parties recognize, however, that all business transactions, including the transactions upon which the parties' judgments, beliefs, and forecasts are based, contain an element of risk, and that it is normal business practice to limit the legal obligations of contracting parties only to those promises and representations that are essential to the transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, this Agreement, the Kamm Release, the Company Release, the Plan, and the Indemnification Agreement are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the Kamm Release, the Company Release, the Plan, or the Indemnification Agreement are intended by either party to be legally binding, and all other agreements and understandings between the parties are hereby superseded.

         30. HEADINGS. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

         31. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         32. GOVERNING LAW. This Agreement and the Kamm Release and the Company Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement or the Kamm Release or the Company Release will be governed by, the laws of Minnesota.

                                                           STRICTLY CONFIDENTIAL


         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.


Dated:  January 3, 1997.               /s/ Ervin F. Kamm, Jr.
                                       ----------------------
                                       ERVIN F. KAMM, JR.


                                       DIGI INTERNATIONAL INC.


Dated:  January 3, 1997.               /s/ John P. Schinas
                                       -------------------
                                       By:  John P. Schinas
                                       Its:  Chairman of the Board